EXHIBIT (4)t

EXECUTION VERSION

STEPAN COMPANY

FIRST AMENDMENT

Dated as of February 27, 2004

to:

AMENDED 1993 NOTE AGREEMENT

AMENDED 1995 NOTE AGREEMENT

AMENDED 1998 NOTE AGREEMENT

and

2002 NOTE PURCHASE AGREEMENT

Each as described herein

FIRST AMENDMENT

THIS FIRST AMENDMENT, dated as of February 27, 2004, but effective as of December 31, 2003 (the “First Amendment”), to each of the Outstanding Agreements (as defined below) is among STEPAN COMPANY, a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

R E C I T A L S:

A. The Company and the Noteholders have heretofore entered into the various Note Agreements described on the attached Schedule A (collectively, the “Outstanding Agreements”), pursuant to which the Company issued its Notes as described on said Schedule A (collectively, the “Notes”). The Notes which are presently outstanding are hereafter referred to as the “Outstanding Notes.”

B. The Company and the Noteholders now desire to amend the Outstanding Agreements in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Outstanding Agreements unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

Section 1.1. Section 10.1(a) of each of the Outstanding Agreements shall be and is hereby amended in its entirety to read as follows:

“(a) Interest Coverage Ratio. The Company and its Restricted Subsidiaries will maintain a ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest Expense, as of the end of each fiscal quarter of the Company, such that the ratio calculated for such fiscal quarter and the preceding three fiscal quarters taken as one accounting period is at least the following at each date indicated below:

FISCAL QUARTER ENDING:	RATIO:

December 31, 2003	1.25 to 1.00

March 31, 2004	1.25 to 1.00

June 30, 2004	1.10 to 1.00

September 30, 2004	1.50 to 1.00

December 31, 2004 and thereafter	2.0 to 1.0”

Section 1.2. Section 10.6 of the Outstanding Agreements shall be and is hereby amended by adding the following paragraph at the end of such Section:

“The foregoing provisions of this Section 10.6 to the contrary notwithstanding, during the period beginning January 1, 2004, through and including December 31, 2004, the Company will not apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or other retirement of, any shares of capital stock of any class of the Company (collectively, “Stock Buy-Back Payments”), unless immediately after giving effect to such action, the aggregate amount of Stock Buy-Back Payments for such period (valued immediately after such action) would not exceed $1,000,000.”

Section 1.3. The definition of “Consolidated Earnings Before Interest and Taxes” set forth in Schedule B to each of the Outstanding Agreements shall be and is hereby amended in their entirety to read as follows:

“‘Consolidated Earnings Before Interest and Taxes’ means, for any fiscal quarter, the sum of (i) earnings before income taxes for such fiscal quarter, plus (ii) Consolidated Interest Expense for such fiscal quarter, less (iii) equity earnings of Unrestricted Subsidiaries of the Company for such quarter determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided, however, that notwithstanding the foregoing, Consolidated Earnings Before Interest and Taxes shall (x) exclude, to the extent included in determining such earnings, any non-cash charges for deferred compensation resulting from the fluctuation in plan asset values in the Company’s deferred compensation plans, but only so long as the Company’s and its Restricted Subsidiaries’ funding obligations with respect to such deferred compensation plans are fully satisfied, (y) exclude, to the extent included in determining such earnings, any gains resulting from the write-up or appreciation of plan assets held in the Company’s and its Restricted Subsidiaries’ deferred compensation plans, and (z) in all events, reflect the original period expense for bonuses or director fees, as well as interest or dividend income and realized gains or losses on related investments, reported in accordance with GAAP, by the Company and its Restricted Subsidiaries in connection with the Company’s deferred compensation plans.”

SECTION 2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY.

Section 2.1. To induce the Noteholders to execute and deliver this First Amendment, the Company represents and warrants to the Noteholders (which representations and warranties shall survive the execution and delivery of this First Amendment) that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment, and each of the Outstanding Agreements as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(b);

(c) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default under any of the Outstanding Agreements has occurred which is continuing; and

(d) all of the representations and warranties contained in Section 5 of each of the Outstanding Agreements are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except that any representation or warranty made as of a specific date shall be deemed made as of such specific date.

Execution and delivery by the Company of this First Amendment constitutes the certification by the Company that the foregoing representations and warranties are true and correct on and with respect to the date hereof.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this First Amendment, duly executed by the Company and the Required Holders of the Outstanding Notes under each Outstanding Agreement, shall have been delivered to the Noteholders; and

(b) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and the execution and delivery by the Company of this First Amendment shall constitute certification of the same.

Upon receipt of all of the foregoing, this First Amendment shall become effective as of December 31, 2003.

SECTION 4. PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.

Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5. MISCELLANEOUS.

Section 5.1. This First Amendment shall be construed in connection with and as part of each of the Outstanding Agreements, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in each of the Outstanding Agreements and each of the Outstanding Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Outstanding Agreements without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 5.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.4. This First Amendment shall be governed by and construed in accordance with Illinois law.

Section 5.5. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first written above

STEPAN COMPANY

By
Name:
Title:

Accepted as of the date first written above:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY (as Noteholder under the Amended 1998 Note Agreement and the 2002 Note Purchase Agreement)

By:	CIGNA Investments, Inc. (authorized agent)

By
Name:
Title:

J. ROMEO & CO.
(as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title:

[First Amendment—Stepan Company]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement, the Amended 1998 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title: Authorized Signatory

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account (as Noteholder under the 2002 Note Purchase Agreement)

By
Name:
Title: Authorized Signatory

THRIVENT FINANCIAL FOR LUTHERANS (f/k/a Aid Association for Lutherans) (as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title:

[First Amendment—Stepan Company]

OUTSTANDING AGREEMENTS AND OUTSTANDING NOTES

1.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein (the “Amended 1993 Note Agreement”) pursuant to which the Company issued its 7.22% Amended and Restated Senior Notes, Series A, due April 1, 2008 and its 7.22% Amended and Restated Senior Notes, Series B, due August 1, 2008. The Amended 1993 Note Agreement amended and restated the separate Loan Agreements each dated as of April 1, 1993 between the Company and each of the institutional investors listed therein pursuant to which the Company issued its 7.22% Promissory Notes, Series A, due April 1, 2008 and its 7.22% Promissory Notes, Series B, due August 1, 2008.

NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES

Thrivent Financial for Lutherans (f/k/a: Aid Association for Lutherans)	$1,500,000 - Series A $1,500,000 - Series B

J. ROMEO & CO.	$1,500,000 - Series A $1,500,000 - Series B

The Northwestern Mutual Life Insurance Company	$1,500,000 - Series A $1,500,000 - Series B

2.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein (the “Amended 1995 Note Agreement”) pursuant to which the Company issued its 7.69% Amended and Restated Senior Notes, Series A, due June 30, 2005 and its 7.77% Amended and Restated Senior Notes, Series B, due June 30, 2010. The Amended 1995 Note Agreement amended and restated the separate Loan Agreements each dated as of June 15, 1995 between the Company and each of the institutional investors listed therein pursuant to which the Company issued its 7.69% Promissory Notes, Series A, due June 30, 2005 and its 7.77% Promissory Notes, Series B, due June 30, 2010.

NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES

Thrivent Financial for Lutherans (f/k/a: Aid Association for Lutherans)	$750,000 - Series A $6,136,365 - Series B

The Northwestern Mutual Life Insurance Company	$750,000 - Series A $6,136,365 - Series B

J. ROMEO & CO.	$500,000 - Series A $4,090,910 - Series B

SCHEDULE A

(to First Amendment)

3.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein (the “Amended 1998 Note Agreement”) pursuant to which the Company issued its 6.59% Amended and Restated Senior Notes due October 1, 2013. The Amended 1998 Note Agreement amended and restated the separate Loan Agreements each dated as of October 1, 1998 between the Company and each of the institutional investors listed therein pursuant to which the Company issued its 6.59% Promissory Notes due October 1, 2013.

NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES

The Northwestern Mutual Life Insurance Company	$18,181,818

CIG & Co. (as Nominee for Connecticut General Life Insurance Company)	$9,090,909

4.	The Note Purchase Agreement dated as of September 10, 2002 among the Company and each of the institutional investors listed therein (the “2002 Note Purchase Agreement”) pursuant to which the Company issued its 6.86% Senior Notes due September 1, 2015.

NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES

The Northwestern Mutual Life Insurance Company	$20,000,000

The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account	$1,000,000

Thrivent Financial for Lutherans	$3,000,000

CIG & Co. (as Nominee for Connecticut General Life Insurance Company)	$3,000,000

J. ROMEO & CO. (as Nominee for MONY Life Insurance Company)	$3,000,000

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